Exhibit 10.29

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 11 day of May, 2011, by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”) and BAZAARVOICE, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated as of July 15, 2009 (the “Lease Agreement”) pursuant to which Tenant leased from Landlord certain space in that building known as 3900 San Clemente, and located at 3900 N. Capital of Texas Highway, Austin, Texas 78746 (the “Building”), as more particularly described therein;

WHEREAS, the Lease Agreement has been amended by that certain Acceptance of Premises Memorandum dated October 21, 2009, that certain First Amendment to Lease Agreement (the “First Amendment”) dated as of January 19, 2010, that certain Second Amendment to Lease (the “Second Amendment”) dated as of February 8, 2010, that certain Third Amendment to Lease dated as of March 30, 2010, and that certain Acceptance of Premises Memorandum for Suite 250 dated May 12, 2010 (the Lease Agreement, as amended, the “Lease”), whereby Tenant currently leases from Landlord approximately 76,804 square feet of Agreed Rentable Area (the “Current Premises”) known as Suite 300 and Suite 250 on the third (3rd) and second (2nd) floors of the Building;

WHEREAS, Tenant desires to lease additional space in the Building currently designated as Suite 260, containing approximately 17,282 square feet of Agreed Rentable Area located on the second (2nd) floor of the Building as shown on Exhibit A attached hereto (the “260 Expansion Space”);

WHEREAS, the Term of the Lease is currently scheduled to expire by its terms on January 31, 2015, and Tenant desires to extend the Term of the Lease with respect to only the 260 Expansion Space to expire on the last day of the calendar month which is fifty (50) months following the 260 Expansion Date (hereinafter defined);

WHEREAS, subject to the terms and conditions set forth below, Landlord has agreed to lease the 260 Expansion Space to Tenant and to extend the Term as set forth herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing Tenant’s lease of the 260 Expansion Space and the extension of the Term of the Lease.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1. Premises.

(a) Effective as of the 260 Expansion Date, Landlord shall lease the 260 Expansion Space to Tenant and Tenant shall lease the 260 Expansion Space from Landlord, and the Premises, as defined in the Lease, shall mean, collectively, the Current Premises and the 260 Expansion Space. Accordingly, effective as of the 260 Expansion Date, the “Agreed Rentable Area”, as defined in Item 2 of the Basic Lease Provisions, shall be amended to mean 94,086 square feet. The 260 Expansion Space shall be subject to all the terms and conditions of the

Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances or free rent granted with respect to the Current Premises unless such concessions are expressly provided for herein with respect to the 260 Expansion Space.

(b) As used herein, the “260 Expansion Date” shall mean the date of Substantial Completion with respect to the 260 Expansion Space, subject to adjustment for any Tenant Delays (as defined and determined in accordance with the terms of the Work Letter attached hereto as Exhibit B) and delivery of possession of the 260 Expansion Space in vacant, broom clean condition. Upon Substantial Completion of the 260 Expansion Space, Landlord and Tenant shall execute an Acceptance of Premises Memorandum in substantially the form of Exhibit E attached to the Lease. If Tenant occupies any portion of the 260 Expansion Space, other than for the purposes of installing Tenant’s property as described in Section 1(c) below, without executing the Acceptance of Premises Memorandum, Tenant shall be deemed to have accepted such 260 Expansion Space for all purposes, subject to the terms of the Lease as otherwise applicable to the Premises (e.g., Tenant’s express rights to object to defects). Effective as of the 260 Expansion Date, Exhibit A attached hereto shall be added to and incorporated into Exhibit A to the Lease. Notwithstanding anything to the contrary in this Amendment, if the 260 Expansion Date is delayed beyond July 1, 2011, then the Density Surcharge that would otherwise be payable under the Lease shall be deemed waived until the date that is sixty (60) days after the 260 Expansion Date.

(c) Tenant shall have the right to access the 260 Expansion Space approximately two (2) weeks prior to the 260 Expansion Date for the sole purpose of installing furniture, trade fixtures, telecommunications or other personal property of Tenant and otherwise preparing the 260 Expansion Space for occupancy, provided that Tenant coordinates such access with Landlord’s general contractor and does not materially interfere with the construction of the Tenant’s Improvements (as defined in Exhibit B attached hereto). Such access shall be subject to all of the terms and conditions of the Lease, and except for the cost of above Building standard services requested by Tenant in writing (e.g. after hours HVAC), Tenant shall not be required to pay Rent or other remuneration with respect to the 260 Expansion Space for the period of time prior to the 260 Expansion Date during which Tenant performs such work in the 260 Expansion Space.

2. Term. The Term of the Lease is hereby extended with respect to only the 260 Expansion Space to expire on the last day of the calendar month which is fifty (50) months following the 260 Expansion Date (such date, the “260 Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The Term of the Lease with respect to the Current Premises shall expire in accordance with the terms of the Lease.

3. Basic Rent. Commencing on the 260 Expansion Date, in addition to the Basic Rent payable with respect to the Current Premises, Tenant shall pay Basic Rent for the 260 Expansion Space as follows:

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
Expansion Months 1 — 2	$0.00	$0.00	$0.00
Expansion Months 3 — 14	$19.75	$341,319.48	$28,443.29

Expansion Months 15 — 26	$20.25	$349,960.56	$29,163.38
Expansion Months 27 — 38	$20.75	$358,601.52	$29,883.46
Expansion Months 39 — 50	$21.25	$367,242.48	$30,603.54

All such Basic Rent shall be payable in accordance with the terms of the Lease. As used in this Amendment, an “Expansion Month” means a period of time commencing on the same numeric day as the 260 Expansion Date and ending on (but not including) the day in the next calendar month that is the same numeric date as the 260 Expansion Date; provided, however, that if the 260 Expansion Date does not occur on the first day of a calendar month, then the third (3rd) Expansion Month shall be extended to end on the last day of the third (3rd) full calendar month following the 260 Expansion Date, and the succeeding Expansion Months shall commence on the first day of each calendar month thereafter.

4. Tenant’s Pro Rata Share Percentage. Commencing on the 260 Expansion Date, Tenant shall pay Additional Rent with respect to the 260 Expansion Space in accordance with the terms of the Lease, including without limitation during the first two Expansion Months. Effective as of the 260 Expansion Date, “Tenant’s Pro Rata Share Percentage”, as defined in Item 4 of the Basic Lease Provisions, shall be amended to mean 37.4627%.

5. Acceptance of 260 Expansion Space. Tenant acknowledges that Tenant has inspected the 260 Expansion Space and, except for latent defects discovered and reported to Landlord by Tenant within 180 days after the 260 Expansion Date and subject to Landlord’s completion of its obligations under the Work Letter attached hereto as Exhibit B, Tenant hereby accepts the 260 Expansion Space (including the suitability of the 260 Expansion Space for the Permitted Use) for all purposes. By taking possession of the 260 Expansion Space, Tenant shall be deemed to have accepted the 260 Expansion Space and agreed that the 260 Expansion Space is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the 260 Expansion Space or the Building or suitability thereof for Tenant’s use, except as otherwise expressly set forth in the Lease. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE LEASE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE 260 EXPANSION SPACE ON THE 260 EXPANSION DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE 260 EXPANSION SPACE OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THE LEASE.

6. Renewal Options. Tenant shall continue to have the option to renew the term of the Lease with respect to only the Current Premises in accordance with the terms of Rider 1 to the Lease, which renewal option is hereby ratified and confirmed. In addition, Tenant shall have the option to renew the term of the Lease with respect to only the 260 Expansion Space in accordance with the terms of Exhibit C attached hereto. If Tenant fails to exercise a renewal option with respect to the Current Premises (or later with respect to the 260 Expansion Space) so that Tenant only leases the 260 Expansion Space (or only the Current Premises), then Landlord and Tenant shall enter into an amendment to the Lease, as amended hereby, to reflect the changes in the Agreed Rentable Area, Tenant’s Pro Rata Share Percentage and other appropriate terms. As an alternative to the renewal options described above, Tenant shall have the right to renew the term of the Lease with respect to all (but not a portion) of both the Current Premises and the 260 Expansion Space (the “Expanded Premises Renewal Option”) for a period of five (5) years commencing on February 1, 2015 and expiring on January 31, 2020, subject to and in accordance with the terms of Exhibit D attached hereto. If Tenant is entitled to and properly exercises the Expanded Premises Renewal Option, then Rider 1 to the Lease and Exhibit C attached hereto shall automatically be deleted and of no further force or effect. If Tenant fails to properly exercise the Expanded Premises Renewal Option, then Exhibit D attached hereto shall automatically be deleted and Tenant shall continue to have the renewal options described above with respect to only the Current Premises and with respect to only the 260 Expansion Space, subject to the terms thereof.

7. Termination Option. The Termination Option set forth in Rider 4 to the Lease shall only apply with respect to the Current Premises (notwithstanding anything to the contrary set forth in such Rider 4) and is hereby ratified and confirmed, and Tenant shall have no right under such Rider 4 to terminate the Lease with respect to the 260 Expansion Space. In the event Tenant is entitled to and properly exercises its Termination Option with respect to the Current Premises, Landlord and Tenant shall enter into an amendment to the Lease, as amended hereby, to reflect the changes in the Agreed Rentable Area, Tenant’s Pro Rata Share Percentage and other appropriate terms.

8. Security Deposit. In addition to the Security Deposit currently required under the Lease, Tenant shall pay to Landlord contemporaneously with its execution and delivery of this Amendment the amount of $758,000.00 (the “260 Security Deposit”), which will be held as security for Tenant’s performance of the terms of the Lease, as amended hereby. The 260 Security Deposit shall be subject to all the terms of the Lease applicable to the Security Deposit, including those allowing the Security Deposit to provided in the form of a letter of credit (references to the 260 Security Deposit shall also include references to the letter of credit that Tenant may deliver in lieu of the cash 260 Security Deposit); provided that (i) all provisions providing for the return of the Security Deposit upon the expiration or termination of the Lease shall not apply to the 260 Security Deposit except in connection with the expiration or termination of the Lease with respect to the 260 Expansion Space; and (ii) the 260 Security Deposit shall not be subject to reduction as set forth in the last paragraph of Article 3 of the Lease with respect to the Security Deposit. For example, if the 260 Security Deposit is provided through an increase in the existing Letter of Credit and Tenant is entitled to reduce the Letter of Credit as of the last day of the forty-eighth (48th) Lease Month of the Term as provided in the last paragraph of Article 3 of the Lease, then the amount of such Letter of Credit would reduce to $1,058,000 (i.e. $300,000 for the reduced existing Security Deposit, plus $758,000 for the original 260 Security Deposit).

Notwithstanding anything herein to the contrary, provided Tenant is not in default under the Lease as defined in Section 13.1 of the Lease and with respect to defaults for which Tenant has a notice and cure period, no notice of default has been given as of the effective date of the reduction of the 260 Security Deposit, Tenant shall have the right to reduce the amount of the 260 Security Deposit (but not the original Security Deposit or Letter of Credit) to $258,000.00 effective upon the occurrence of both of (i) and (ii) following: (i) the last day of the thirty-sixth (36th) Expansion Month and (ii) the date upon which Tenant’s audited financial statements shall reflect Tenant having (x) a tangible net worth (as determined in accordance with generally accepted accounting principles) of at least $100,000,000, and (y) cash and cash equivalents in an amount of not less than $50,000,000. In the event Tenant is in default under the Lease as defined in Section 13.1 or with respect to any defaults for which Tenant has a notice and cure period, a default notice has been given to Tenant, as of the effective date of the reduction, if any, of the 260 Security Deposit, the same shall not reduce and Tenant shall maintain the 260 Security Deposit in place without reduction. In the event Tenant is maintaining a cash 260 Security Deposit (i.e., if Tenant has not elected to provide a letter of credit in lieu thereof) at the time of a reduction of the 260 Security Deposit as described above, then the excess 260 Security Deposit then held by Landlord shall be returned to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor, after deducting any amounts then payable by Tenant. From and after the date Tenant is entitled to a reduction of the 260 Security Deposit as set forth above, Landlord shall not be entitled to draw under the letter of credit evidencing the 260 Security Deposit more than the reduced amount, even if the existing letter of credit held by Landlord has a face amount greater than such reduced amount.

9. Parking. Tenant’s parking rights with respect to the Current Premises shall continue in accordance with the terms of the Lease. In addition, commencing on the 260 Expansion Date and continuing so long as the Lease, as amended hereby, remains in effect with respect to the 260 Expansion Space, Tenant or persons designated by Tenant shall have the right (but not the obligation) to rent (at no additional charge during the initial term and any renewals thereof) on an unreserved and non-exclusive basis parking spaces in or on the roof of the Garage and in the Building parking lot at a ratio of four (4) parking spaces for every 1,000 square feet of Agreed Rentable Area in the 260 Expansion Space. Notwithstanding anything contained in the Lease, except as set forth in the preceding sentence, Tenant shall not be entitled to any additional parking spaces in connection with the addition of the 260 Expansion Space to the Premises under the Lease. Tenant’s use of such additional spaces shall be governed by the terms of the Lease, except as otherwise provided herein.

10. Expansion Options. Tenant acknowledges that the Expansion Space leased by Tenant pursuant to the terms of the Second Amendment is the Expansion Space described in Rider 2 to the Lease, as amended by Section 2 of the First Amendment. Accordingly, Rider 2 to the Lease, as amended by Section 2 of the First Amendment, is hereby deleted in its entirety. The first paragraph of Section A of Rider 3 to the Lease, as amended by Section 3 of the First Amendment, is hereby amended in its entirety to read as follows:

Tenant shall have a right of opportunity (the “Right of Opportunity”) on (i) the space containing 7,408 square feet of Agreed Rentable Area known as Suite 150 on the first (1st) floor of the Building, and (ii) the space containing 7,510 square feet of Agreed Rentable Area known as Suite 200 on the second (2nd) floor of the Building, each as shown on Schedule A attached hereto (each, an “Opportunity Expansion Space”) as provided in this Rider 3. In the event Landlord shall desire to offer all or any portion of the Opportunity Expansion Space for rent, license or any other possessory arrangement with a bona-fide third party, and Landlord shall thereafter receive a counter proposal from a bona-fide third party covering all or any portion of the applicable Opportunity Expansion Space, Landlord shall deliver to Tenant a written statement (the “Statement”) setting forth the terms on which Landlord is willing to lease the entire applicable Opportunity Expansion Space to Tenant, which terms shall reflect the terms which are no worse for Tenant than the terms on which Landlord is willing to lease such space to a bona-fide third party. Tenant may lease the entire (but not a portion of) applicable Opportunity Expansion Space under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within ten (10) days after the date of the

Statement, except that Tenant shall have no such right and Landlord need not provide Tenant with an Statement if:

Each reference to the “Opportunity Expansion Space” contained in the remaining provisions of Rider 3 to the Lease shall mean either the Opportunity Expansion Space located on the first (1st) floor of the Building or the Opportunity Expansion Space located on the second (2nd) floor of the Building, as the case may be. Exhibit E attached hereto is hereby added to and incorporated into the Lease as Schedule A of Rider 3 to the Lease. The Opportunity Expansion Space located on the second (2nd) floor of the Building is currently leased to a third party tenant and, notwithstanding anything contained in Rider 3 to the Lease, as amended hereby, Tenant’s Right of Opportunity with respect to the Opportunity Expansion Space located on the second (2nd) floor of the Building is subject and subordinate to the right of the existing tenant leasing such space to extend or renew the term of its lease (whether or not expressly stated as a right in such tenant’s lease).

11. Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than The Aleshire Company (“Tenant’s Broker”) and HPI Real Estate and Investments (“Landlord’s Broker”), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Landlord agrees to pay a commission to Tenant’s Broker and to Landlord’s Broker pursuant to separate written agreements between Landlord and such brokers. Tenant agrees to indemnify and hold Landlord harmless from and against any liability or claim arising in respect to any brokers or agents claiming a commission by, through, or under Tenant in connection with this Amendment other than Tenant’s Broker. Landlord agrees to indemnify and hold Tenant harmless from and against any liability or claim arising in respect to any brokers or agents claiming a commission by, through, or under Landlord in connection with this Amendment.

12. Defined Terms. Except as defined differently herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them under the Lease.

13. Authority. Tenant represents to Landlord as follows: (i) Tenant is a duly foamed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

14. Exhibit. Each exhibit attached hereto is made a part hereof for all purposes.

15. Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

16. Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

17. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18. Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

19. Governing Law. This Amendment shall be governed by the laws of the State of Texas.

20. Submission of Amendment Not Offer. The submission by Landlord to Tenant of this Amendment for Tenant’s consideration shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon, change of position or partial performance. This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord and Tenant.

21. Operating Expense Exclusions. Notwithstanding anything to the contrary in the Lease, “Operating Expenses” and “Additional Pass Through Costs” shall not include and Tenant shall have no liability for the following costs and expenses: (a) costs occasioned by casualties or by the exercise of the power of eminent domain, other than insurance deductibles paid by Landlord; (b) costs incurred to bring the Premises or the Building into compliance with any covenant, condition, restriction, underwriter’s requirement or law applicable to the Premises or the Building as of on the Commencement Date of the Lease; and (c) costs incurred in connection with the presence of any hazardous or toxic material, except (i) to the extent caused by the release or emission of the hazardous or toxic material in question by Tenant or (ii) for any such costs related to general maintenance and repair of the Building.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD

3900 SAN CLEMENTE, L.P., a Texas limited partnership

By: 3900 San Clemente GP, Inc., its General Partner

Approved:
	By:	/s/ Richard E. Anderson
/s/ Richard Paddock	Name: Richard E. Anderson
Richard Paddock	Title: President

TENANT

BAZAARVOICE, INC., a Delaware corporation

	By:	/s/ Stephen Collins
Name: Stephen Collins
Title: CFO

EXHIBIT A

FLOOR PLAN FOR 260 EXPANSION SPACE

A-1

EXHIBIT B

WORK LETTER

1. Plans.

1.1 Space Plan. Within twenty (20) days after the date of this Amendment, Tenant shall deliver to Landlord a space plan for the 260 Expansion Space prepared by Tenant’s space planner, at Tenant’s expense (subject to reimbursement through the Finish Allowance). Landlord will approve or disapprove in writing the space plan within three (3) business days after receipt from Tenant and if disapproved, Landlord shall provide Tenant and Tenant’s space planner with specific reasons for disapproval. If Landlord fails to approve or disapprove the space plan on or before the end of such three (3) business day period, Landlord shall be deemed to have approved the last submitted space plan. Landlord will not disapprove any element of the space plan that is generally consistent with the improvements and finishes in the Current Premises. The foregoing process shall be repeated until Landlord has approved (which shall include deemed approval) the space plan (such space plan, when approved by Landlord and Tenant, is herein referred to as the “Space Plan”). Landlord shall not unreasonably withhold its approval of the Space Plan.

1.2 Compliance With Disability Acts. Tenant shall provide Tenant’s space planner and/or architect as applicable, with all information needed to cause the construction of Tenant’s Improvements to be completed such that Tenant, the 260 Expansion Space and Tenant’s Improvements (as constructed) will be in compliance with the Disability Acts. Tenant shall indemnify and hold harmless Landlord from and against any and all claims, liabilities and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by or asserted against Landlord by reason of or in connection with any violation of the Disability Acts by Tenant and/or Tenant’s Improvements or the 260 Expansion Space not being in compliance with the Disability Acts, except with respect to any non-compliance of the 260 Expansion Space existing on the date of this Amendment. The foregoing indemnity shall not include any claims, liabilities or expenses (including reasonable attorneys’ fees and expenses) arising out of the negligence, gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

1.3 Construction Plans. Within forty-five (45) days after written approval (or deemed approval) of the Space Plan by Landlord and Tenant, a licensed architect and MEP engineer selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense (subject to reimbursement through the Finish Allowance), will prepare construction plans (such construction plans, when approved in writing (or deemed approved) by Landlord and Tenant, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) for all of Tenant’s improvements requested pursuant to the Space Plan (all improvements required by the Construction Plans are herein called “Tenant’s Improvements”), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within five (5) business days after construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. If Landlord disapproves of the submitted construction plans, Tenant shall cause Tenant’s architect to revise the construction plans to incorporate Landlord’s comments and re-submit the revised construction plans to Landlord within five (5) business days after Landlord’s notice of disapproval. Within three (3) business days after the revised construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. The foregoing process shall continue until the construction plans are approved by Landlord; provided that if Landlord fails to respond in the five (5) or any three (3) business day period, as applicable, Landlord shall be deemed to have approved the last submitted construction plans. If the construction plans are not approved in writing (or deemed approved) by both Tenant and Landlord on or before June 24, 2011 for any reason whatsoever, then each day after June 24, 2011 that the construction plans are not approved (or deemed approved) by Landlord and Tenant shall constitute one (1) day of Tenant Delay. Landlord hereby agrees that Landlord shall not be entitled to disapprove construction plans except for the following reasons: (i) the construction plans do not conform to applicable laws, rules and regulations, (ii) the construction plans or specifications will not accommodate Building standard heating, cooling, mechanical, electrical or plumbing improvements, (iii) the construction plans or specifications do not conform to the Space Plan, or (iv) the work required by the construction plans affects the exterior of the 260 Expansion Space or the Building.

1.4 Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s written, requested changes (all of which shall be subject to approval by Landlord (which approval shall not be unreasonably withheld or delayed) and, if applicable, the Texas Department of Licensing & Regulation and any other governmental agency or authority to which the plans and specifications are required to be submitted), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant (subject to reimbursement from the Finish Allowance). Landlord shall not have the right to make changes to the Construction Plans without Tenant’s approval, which approval shall not be unreasonably withheld or delayed.

1.5 Coordination of Planners and Designers. If Tenant shall arrange for interior design services, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Tenant’s Improvements, and Landlord agrees to reasonably cooperate with Tenant in such regard.

1.6 Contract Selection Process. Promptly following the completion of the Construction Plans, Landlord shall competitively bid the construction of the Tenant’s Improvements to at least three (3) qualified general contractors approved by Landlord, one of which may be selected by Tenant (subject to Landlord’s reasonable approval). The contractor submitting the lowest qualified bid to perform the total construction project associated with Tenant’s Improvements shall be selected, unless otherwise agreed in writing by Landlord and Tenant. Notwithstanding Tenant’s right to approve the general contractor, the general contractor is the contractor only of Landlord and Tenant shall have no liability to the general contractor with respect to the construction contract.

2. Construction and Costs of Tenant’s Improvements.

2.1 Construction Obligation and Finish Allowance.

(a)

Landlord agrees to construct Tenant’s Improvements, at Tenant’s cost and expense; provided, however, that Landlord shall provide Tenant with an allowance of up to Thirty-Two and no/100 Dollars ($32.00) per square foot of Agreed Rentable Area of the 260 Expansion Space (the “Finish Allowance”), which allowance shall be disbursed by Landlord, from time to time, but in no event more than monthly, for payment of (in the following priority) (i) the contract sum required to be paid to the general contractor engaged to construct Tenant’s Improvements, which contract sum shall include without limitation, any costs incurred by such general contractor to comply with the construction requirements applicable to the Building (the “Contract Sum”), (ii) payment of the Construction Management Fee (hereinafter defined), (iii) the fees of the preparer of the Space Plan and the Construction Plans, (iv) the construction management fee payable to Tenant’s construction manager in a amount not to exceed One and no/100 Dollars ($1.00) per Agreed Rentable Area of the 260 Expansion Space, and (v) such other costs related to the leasehold improvements (such as equipment, appliances and furnishings) as Landlord specifically approves in writing, it being understood that Landlord shall have no obligation whatsoever to fund any portion of the Finish Allowance for such other costs, except as otherwise expressly provided herein. Upon completion of Tenant’s Improvements and in consideration of Landlord administering the construction of Tenant’s Improvements, Tenant agrees to pay Landlord a fee equal to three percent (3%) of the Contract Sum to construct Tenant’s Improvements (the “Construction Management Fee”) (the foregoing costs are collectively referred to as the “Permitted Costs”). In the event any portion of the Finish Allowance remains unexpended after payment of all costs and expenses in connection with the Tenant’s Improvements, up to $2.00 per square foot of Agreed Rentable Area in the 260 Expansion Space of such remaining amount (the “Permitted Additional Cost Allowance”) may be used for (i) the purchase and installation of telephone and data cabling and (ii) the purchase and installation of Tenant’s furniture, fixtures and equipment (such costs, “Permitted Additional Costs”). Following the 260 Expansion Date, Landlord will reimburse Tenant for the Permitted Additional Costs (to the extent of any remaining Permitted Additional Cost Allowance) within thirty (30) days after Landlord’s receipt of invoices therefor. Any portion of the Finish Allowance, including any Permitted Additional Cost Allowance, not requested to be disbursed by Tenant on the date that is nine (9) months after the 260 Expansion Date shall be the sole property of Landlord, and Tenant shall not be entitled to any credit, payment or abatement on account thereof.

(b)

Title to any fixtures (excluding, without limitation, all items paid for with the Permitted Additional Costs Allowance, personalty, movable equipment, furniture and computers) installed in the 260 Expansion Space and purchased with any portion of the Finish Allowance shall pass to Landlord upon payment of the invoice cost thereof and Tenant shall not remove any such fixtures (excluding, without limitation all items paid for with the Permitted Additional Costs Allowance, personalty, movable equipment, furniture and computers) from the 260 Expansion Space without Landlord’s express, prior written consent or unless requested by Landlord in connection with the expiration or earlier termination of the Lease.

(c)

Landlord shall obtain a customary one (1) year warranty from the contractor performing the Tenant’s Improvements, and shall assign such warranty on a non-exclusive basis to Tenant with respect to any portion of the Tenant’s Improvements in the 260 Expansion Space that Tenant is responsible to maintain.

2.2 Excess Costs. If the Permitted Costs exceeds the Finish Allowance, then Tenant shall pay all such excess costs (“Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of Tenant’s Improvements, advise Tenant of the sum of the Contract Sum and the Construction Management Fee (the “Cost Estimate”). Tenant shall have five (5) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Cost Estimate. If Tenant fails to approve same by the expiration of the fifth such business day, then Tenant shall be deemed to have approved the Proposed Contract Sum and Cost Estimate. If Tenant disapproves the Contract Sum and Cost Estimate within such five (5) business day period, then Tenant shall either reduce the scope of Tenant’s Improvements such that the Contract Sum and Construction Management Fee do not exceed the Finish Allowance or, at Tenant’s option, Landlord shall obtain two (2) additional bids, provided that each day beyond such five (5) business day period and until the rebid is accepted by Tenant shall constitute a Tenant Delay hereunder. The foregoing process shall continue until a Contract Sum and Cost Estimate are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Improvements in writing prior to the commencement of construction.

2.3 Liens Arising from Excess Costs. Tenant agrees to keep the 260 Expansion Space free from any liens arising out of nonpayment of Excess Costs. In the event that any such lien is filed and Tenant, within ten (10) days following Tenant’s receipt of written notice of such filing fails to cause same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it in its sole discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection therewith shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord and such obligation shall bear interest at the rate provided for in Section 15.10 of the Supplemental Lease Provisions from the date of payment by Landlord until the date paid by Tenant.

2.4 Construction Deposit. Tenant shall remit to Landlord an amount (the “Prepayment”) equal to fifty percent (50%) of the projected Excess Costs, if any, within five (5) working days after commencement of construction by Landlord. On or prior to the 260 Expansion Date, Tenant shall deliver to Landlord the actual Excess Costs, minus the Prepayment previously paid. Failure by Tenant to timely tender to Landlord the full Prepayment shall permit Landlord to stop all work until the Prepayment is received. All sums due Landlord under this Section 2.4 shall be considered Rent under the terms of the Lease and nonpayment beyond the applicable notice and cure period shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

3. Delays. Delays in the completion of construction of Tenant’s Improvements or in obtaining a certificate of occupancy, if required by the applicable governmental authority, caused by the act or omission of Tenant, Tenant’s Contractors (hereinafter defined) or any person, firm or corporation employed by Tenant or Tenant’s Contractors shall constitute “Tenant Delays”. Landlord agrees to use reasonable efforts to promptly notify Tenant of any events causing Tenant Delays of which Landlord has actual knowledge. In the event that Substantial Completion of the Tenant’s Improvements with respect to the 260 Expansion Space is delayed as a result of any Tenant Delays, then for purposes of determining the 260 Expansion Date, the date of Substantial Completion shall be deemed to be the day that the Tenant’s Improvements would have been Substantially Complete absent any such Tenant Delays. The adjustment of the 260 Expansion Date shall be Tenant’s sole and exclusive remedy for any delay in the Substantial Completion of the Tenant’s Improvements. Notwithstanding the foregoing, if the construction plans are approved (or deemed approved) by Landlord and Tenant prior to June 24, 2011, then Tenant shall receive a credit against any Tenant Delays of one day for each day prior to June 24, 2011 on which the construction plans are approved (or deemed approved). By way of example, if the construction plans are approved (or deemed approved) by Landlord and Tenant on June 4, 2011, then Tenant shall have a credit of 20 days to be applied against days which would otherwise constitute days of Tenant Delays.

4. Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean when Tenant’s Improvements are sufficiently completed in accordance with the Construction Plans so that Landlord can obtain a temporary or permanent certificate of occupancy for the 260 Expansion Space and Tenant can reasonably use the 260 Expansion Space for the Permitted Use (as described in Item 10 of the Basic Lease Provisions). When Landlord reasonably considers Tenant’s Improvements to be Substantially Complete, Landlord will notify Tenant and within five (5) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the 260 Expansion Space and identify any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant’s Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) days after agreement thereon.

5. Tenant’s Contractors. If Tenant should desire to enter the 260 Expansion Space or authorize its agent to do so prior to the 260 Expansion Date, to perform approved work not requested of the Landlord, Landlord shall permit such entry if:

(a)

Tenant shall use only such contractors which Landlord shall approve, which approval shall not be unreasonably withheld or delayed, and Landlord shall have approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld or delayed; and

(b)

Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the 260 Expansion Space (collectively, “Tenant’s Contractors”), work in harmony with and do not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Landlord’s Contractors”), it being understood and agreed that if entry of Tenant or Tenant’s Contractors has caused or is causing a material disturbance to Landlord or Landlord’s Contractors, and such disturbance is not abated within one (1) day following Tenant’s receipt of notice of the specific conduct causing such disturbance, then Landlord may, with prior written notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

(c)

Tenant (notwithstanding the first sentence of subsection 7.201 of the Supplemental Lease Provisions), Tenant’s Contractors and other agents shall provide Landlord sufficient evidence that each is covered under such Worker’s Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

Landlord shall not be liable for any injury, loss or damage to any of Tenant’s installations or decorations made prior to the 260 Expansion Date and not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractors from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the 260 Expansion Space by or on behalf of Tenant (but excluding work performed by Landlord or Landlord’s Contractors). Landlord is not responsible for the function and maintenance of Tenant’s Improvements which are different than Landlord’s standard improvements at the Property or improvements, equipment, cabinets or fixtures not installed by Landlord. Such entry by Tenant and Tenant’s Contractors pursuant to this Section 5 shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.

6. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Curt Whitlatch
ADDRESS	HPI Real Estate, Inc.
3600 North Capital of Texas Highway
Building B, Suite 250
Austin, TX 78746
PHONE	(512) 835-4455

TENANT’S REPRESENTATIVE:

NAME	Kathy Smith Willman
ADDRESS	3900 N. Capital of Texas Hwy., Building F
Suite 300
Austin, Texas 78746
PHONE	(512) 732-9990

With a copy of notices delivered in connection with this Work Letter to:

NAME	Tony Proctor
ADDRESS	LML Group LLC 12700 Hill Country Blvd., S-100
Bee Cave, TX 78738

PHONE	(512) 944-6464 Mobile
(512) 857-0325 Fax

7. Building Shell. Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible (and no part of such work shall be charged as part of the Finish Allowance) and Tenant shall not be obligated to pay for the costs associated with providing the Building shell, which shall include, but not be limited to, the following work:

(a)	Building standard ceiling grid and tiles stocked on the floor.

(b)	Fire sprinklers, configured to a minimum standard layout of one sprinkler head per 225 useable square feet, or other configuration to be compliant with building code at that time.

(c)

HVAC systems, configured to minimum Building standard requirements which are existing and operational, including high and medium pressure ducts. Perimeter VAV boxes only will be installed with thermostats.

(d)

Electrical panels both high and low voltage, with available circuit space in a ratio commensurate with the area of the floor (full) to be occupied by the Tenant, are existing and operational. Electrical capacity shall be 4 watts per usable square foot on each floor net of all Building systems with an additional 3 watts per useable square foot available for Tenant’s use.

(e)	Window treatments are installed throughout.

(f)	Common areas (elevator lobbies and restrooms) are finished and clean.

In addition, notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible (and no part of such work shall be charged as part of the Finish Allowance) for and Tenant shall not be obligation to pay for the following: (a) costs for improvements which are not shown on or described in the Construction Plans unless otherwise approved by Tenant; (b) costs incurred due to the presence of Hazardous Materials in the 260 Expansion Premises or the surrounding area; (c) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (d) interest and other costs of financing construction costs and any costs for construction bonds or similar surety instruments; (e) penalties and late charges attributable to Landlord’s failure to pay construction costs; (f) offsite management or other general overhead costs incurred by Landlord; or (g) construction management, profit and overhead charges of Landlord in excess of Construction Management Fee.

EXHIBIT C

260 EXPANSION SPACE RENEWAL OPTION

1.

If, and only if, on the 260 Expiration Date and the date Tenant notifies Landlord of its intention to renew the term of the Lease for the 260 Expansion Space (as provided below), (i) Tenant is not in default under the Lease, as amended hereby (beyond the expiration of any applicable notice and cure period), (ii) Tenant then occupies and the 260 Expansion Space then consist of at least all the original 260 Expansion Space and (iii) the Lease, as amended, is in full force and effect, then Tenant, but not any assignee or subtenant of Tenant (other than an assignee pursuant to a Permitted Transfer), shall have and may exercise an option to renew the Lease with respect to only the 260 Expansion Space for one (1) additional term of four (4) years (the “260 Renewal Term”) upon the same terms and conditions contained in the Lease, as amended hereby, with the exceptions that (x) the Lease shall not be further available for renewal with respect to the 260 Expansion Space after the 260 Renewal Term and (y) the rental for the 260 Expansion Space during the 260 Renewal Term shall be the “260 Renewal Rental Rate”. The 260 Renewal Rental Rate is hereby defined to mean the then prevailing rents (including, without limitation, those similar to the Basic Annual Rent and Additional Rent) payable by renewal tenants having a credit standing substantially similar to that of Tenant, for properties of equivalent quality, size, utility and location as the 260 Expansion Space, located within the area described below and leased for a term approximately equal to the 260 Renewal Term. The 260 Renewal Rental Rate will take into consideration the tenant inducements offered in the renewal transactions considered by Landlord in determining the 260 Renewal Rental Rate.

2.

If Tenant desires to renew the Lease with respect to the 260 Expansion Space, Tenant must notify Landlord in writing of its intention to renew on or before the date which is at least nine (9) months but no more than twelve (12) months prior to the 260 Expiration Date. Landlord shall, within the next thirty (30) days, notify Tenant in writing of Landlord’s determination of the applicable 260 Renewal Rental Rate and Tenant shall, within the next thirty (30) days following receipt of Landlord’s determination of the 260 Renewal Rental Rate, notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the applicable 260 Renewal Rental Rate. If Tenant timely notifies Landlord of Tenant’s acceptance of Landlord’s determination of the 260 Renewal Rental Rate, the Lease, as amended hereby, shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the term and changes in Rent in accordance with this Exhibit, provided however, Tenant’s lease of the 260 Expansion Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment. If (x) Tenant timely notifies Landlord in writing of Tenant’s rejection of Landlord’s determination of the 260 Renewal Rental Rate or (y) Tenant does not notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the 260 Renewal Rental Rate within such thirty (30) day period, the term of the Lease with respect to the 260 Expansion Space shall end on the 260 Expiration Date, and Landlord shall have no further obligations or liability hereunder. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the 260 Renewal Rental Rate for the 260 Expansion Space within thirty (30) days after the date Tenant notifies Landlord of Tenant’s rejection of Landlord’s determination of the 260 Renewal Rental Rate, Tenant, by written notice to Landlord (the “260 Arbitration Notice”) within ten (10) days after the expiration of such thirty (30) day period, shall have the right to have the 260 Renewal Rental Rate determined in accordance with the arbitration procedures described in Section 3 below. If Landlord and Tenant are unable to agree upon the 260 Renewal Rental Rate for the 260 Expansion Space within the thirty (30) day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s renewal option set forth in this Exhibit shall be deemed to be null and void and of no further force and effect.

3.

If Tenant provides Landlord with an 260 Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the 260 Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the 260 Renewal Rental Rate for the 260 Expansion Space during the 260 Renewal Term (collectively referred to as the “260 Estimates”) and shall each select a broker (hereinafter, a “broker”) to determine which of the two 260 Estimates most closely reflects the 260 Renewal Rental Rate for the 260 Expansion Space during the 260 Renewal Term. Each broker so selected shall be (i) a licensed commercial real estate broker in the State of Texas and (ii) have not less than ten (10) years’ experience in the field of commercial real estate brokerage for buildings similar to the Building. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two 260 Estimates most closely reflects the 260 Renewal Rental Rate for the 260 Expansion Space. The 260 Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the rental rate for the 260 Expansion Space during the 260 Renewal Term. If either Landlord or Tenant fails to appoint a broker within the ten (10) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two 260 Estimates most closely reflects the 260 Renewal Rental Rate within thirty (30) days after their appointment, then, within ten (10) days after the expiration of such thirty (30) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two 260 Estimates most closely reflects the 260 Renewal Rental Rate and such 260 Estimate shall be binding on both Landlord and Tenant as the rental rate for the 260 Expansion Space. The parties shall share equally in the costs of the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

4.

If the 260 Renewal Rental Rate has not been determined by the commencement date of the 260 Renewal Term, Tenant shall pay Basic Rent for the 260 Expansion Space upon the terms and conditions in effect during the last month of the immediately preceding Term for the 260 Expansion Space until such time as the 260 Renewal Rental Rate has been determined. Upon such determination, the Basic Rent for the 260 Expansion Space shall be retroactively adjusted to the commencement of the 260 Renewal Term. If such adjustment results in an underpayment of Basic Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Basic Rent by Tenant, Landlord shall credit such overpayment against the next installment of Basic Rent due under the Lease for the 260 Expansion Space and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Basic Rent for the 260 Expansion Space.

5.

If Tenant is entitled to and properly delivers the 260 Arbitration Notice, the Lease shall be extended with respect to the 260 Expansion Space as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the Term and changes in Rent in accordance with this Exhibit, provided however, Tenant’s lease of the 260 Expansion Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such amendment.

6.

The renewal rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease, except in connection with a Permitted Transfer. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment of such rights to any assignee. In the event an assignee pursuant to a Permitted Transfer exercises the renewal rights set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during the 260 Renewal Term, whether or not Tenant has consented to or is notified of such renewal and Landlord shall have no obligation to obtain the consent of Tenant or to notify Tenant of such renewal.

7.	The market area with respect to which the 260 Renewal Rental Rate will be determined is the southwest Austin office submarket.

EXHIBIT D

EXPANDED PREMISES RENEWAL OPTION

1.

If, and only if, on the Expiration Date (i.e. January 31, 2015) and the date Tenant notifies Landlord of its intention to renew the term of the Lease for both the Current Premises and the 260 Expansion Space (referred to herein as the “Expanded Premises”) as provided below, (i) Tenant is not in default under the Lease, as amended hereby (beyond the expiration of any applicable notice and cure period), (ii) Tenant then occupies and the Premises then consist of at least all the Expanded Premises and (iii) the Lease, as amended, is in full force and effect, then Tenant, but not any assignee or subtenant of Tenant (other than an assignee pursuant to a Permitted Transfer), shall have and may exercise an option to renew the Lease with respect to the entire Expanded Premises for a period of five (5) years, commencing on February 1, 2015 and expiring on January 31, 2020 (the “Expanded Premises Renewal Term”) upon the same terms and conditions contained in the Lease, as amended hereby, with the exceptions that (x) the Lease shall not be further available for renewal with respect to the Expanded Premises after the Expanded Premises Renewal Term and (y) the rental for the Expanded Premises during the Expanded Premises Renewal Term shall be the “Expanded Premises Renewal Rental Rate”. The Expanded Premises Renewal Rental Rate is hereby defined to mean the then prevailing rents (including, without limitation, those similar to the Basic Annual Rent and Additional Rent) payable by renewal tenants having a credit standing substantially similar to that of Tenant, for properties of equivalent quality, size, utility and location as the Expanded Premises, located within the area described below and leased for a term approximately equal to the Expanded Premises Renewal Term. The Expanded Premises Renewal Rental Rate will take into consideration the tenant inducements offered in the renewal transactions considered by Landlord in determining the Expanded Premises Renewal Rental Rate.

2.

If Tenant desires to renew the Lease with respect to the Expanded Premises, Tenant must notify Landlord in writing of its intention to renew on or before the date which is at least nine (9) months but no more than twelve (12) months prior to the Expiration Date (i.e. January 31, 2015), which notice must clearly state that Tenant desires to renew the Lease with respect to the entire Expanded Premises for the Expanded Premises Renewal Term. Landlord shall, within the next thirty (30) days, notify Tenant in writing of Landlord’s determination of the applicable Expanded Premises Renewal Rental Rate and Tenant shall, within the next thirty (30) days following receipt of Landlord’s determination of the Expanded Premises Renewal Rental Rate, notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the applicable Expanded Premises Renewal Rental Rate. If Tenant timely notifies Landlord of Tenant’s acceptance of Landlord’s determination of the Expanded Premises Renewal Rental Rate, the Lease, as amended hereby, shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the term and changes in Rent in accordance with this Exhibit, provided however, Tenant’s lease of the Expanded Premises on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment. If (x) Tenant timely notifies Landlord in writing of Tenant’s rejection of Landlord’s determination of the Expanded Premises Renewal Rental Rate or

(y) Tenant does not notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the Expanded Premises Renewal Rental Rate within such thirty (30) day period, the term of the Lease with respect to the Current Premises shall end on the Expiration Date, the term of the Lease with respect to the 260 Expansion Space shall end on the 260 Expiration Date, and Landlord shall have no further obligations or liability hereunder. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Expanded Premises Renewal Rental Rate for the Expanded Premises within thirty (30) days after the date Tenant notifies Landlord of Tenant’s rejection of Landlord’s determination of the Expanded Premises Renewal Rental Rate, Tenant, by written notice to Landlord (the “Expanded Premises Arbitration Notice”) within ten (10) days after the expiration of such thirty (30) day period, shall have the right to have the Expanded Premises Renewal Rental Rate determined in accordance with the arbitration procedures described in Section 3 below. If Landlord and Tenant are unable to agree upon the Expanded Premises Renewal Rental Rate for the Expanded Premises within the thirty (30) day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s renewal option set forth in this Exhibit shall be deemed to be null and void and of no further force and effect.

3.

If Tenant provides Landlord with an Expanded Premises Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Expanded Premises Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Expanded Premises Renewal Rental Rate for the Expanded Premises during the Expanded Premises Renewal Term (collectively referred to as the “Expanded Premises Estimates”) and shall each select a broker (hereinafter, a “broker”) to determine which of the two Expanded Premises Estimates most closely reflects the Expanded Premises Renewal Rental Rate for the Expanded Premises during the Expanded Premises Renewal Term. Each broker so selected shall be (i) a licensed commercial real estate broker in the State of Texas and (ii) have not less than ten (10) years’ experience in the field of commercial real estate brokerage for buildings similar to the Building. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Expanded Premises Estimates most closely reflects the Expanded Premises Renewal Rental Rate for the Expanded Premises. The Expanded Premises Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the rental rate for the Expanded Premises during the Expanded Premises Renewal Term. If either Landlord or Tenant fails to appoint a broker within the ten (10) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Expanded Premises Estimates most closely reflects the Expanded Premises Renewal Rental Rate within thirty (30) days after their appointment, then, within ten (10) days after the expiration of such thirty (30) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Expanded Premises Estimates most closely reflects the Expanded Premises Renewal Rental Rate and such Expanded Premises Estimate shall be binding on both Landlord and Tenant as the rental rate for the Expanded Premises. The parties shall share equally in the costs of the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

4.

If the Expanded Premises Renewal Rental Rate has not been determined by the commencement date of the Expanded Premises Renewal Teem, Tenant shall pay Basic Rent for the Current Premises and 260 Expansion Space upon the applicable terms and conditions in effect during the last month of the immediately preceding Term for the applicable space until such time as the Expanded Premises Renewal Rental Rate has been determined Upon such determination, the Basic Rent for the Expanded Premises shall be retroactively adjusted to the commencement of the Expanded Premises Renewal Term. If such adjustment results in an underpayment of Basic Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Basic Rent by Tenant, Landlord shall credit such overpayment against the next installment of Basic Rent due under the Lease for the Expanded Premises and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Basic Rent for the Expanded Premises.

5.

If Tenant is entitled to and properly delivers the Expanded Premises Arbitration Notice, the Lease shall be extended with respect to the Expanded Premises as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the Term and changes in Rent in accordance with this Exhibit, provided however, Tenant’s lease of the Expanded Premises on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such amendment.

6.

The renewal rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease, except in connection with a Permitted Transfer. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment of such rights to any assignee. In the event an assignee pursuant to a Permitted Transfer exercises the renewal rights set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during the Expanded Premises Renewal Term, whether or not Tenant has consented to or is notified of such renewal and Landlord shall have no obligation to obtain the consent of Tenant or to notify Tenant of such renewal.

7.	The market area with respect to which the Expanded Premises Renewal Rental Rate will be determined is the southwest Austin office submarket.

EXHIBIT E

SCHEDULE A

TO RIDER 3

OPPORTUNITY EXPANSION SPACE

E-1